EXHIBIT 13

TRAILER LEASE

     This Trailer Lease, being effective this 2nd day of June, 2005 (and being the date of signing by all parties hereto), by and between XRG Logistics, Inc., (“Logistics”)a Florida corporation with its main headquarters located at New Address a contract Carrier of general commodities operating by the authority of the Federal Highway Administration (FHA) and applicable Public Utility Commission(s) hereinafter referred to as “Logistics” and Joseph Stapleton, hereinafter referred to as “Stapleton.”

l. Premises

     WHEREAS, Logistics is desirous of leasing Stapleton’s available trailers to haul freight on Logistics to be dispatched from Sweetwater, TN, TERMINAL NUMBER 4,

     Now, it is therefore mutually agreed between the parties hereto as follows:

II. Terms and Conditions

     A. For all trailers used in hauling freight, Logistics shall pay seven percent (7%) of the linehaul revenue generated from each shipment dispatched in Lessee’s trailers from Sweetwater, TN, TERMINAL NUMBER 4.

     B. Logistics shall prepare weekly reports of all shipments, with one week’s processing time permitted. Payments are to be made weekly to Stapleton. These payments may not be combined or offset by any payments or deductions associated with any other agreement between the parties.

     C. Stapleton will carry and pay for all expenses relating to property damage insurance for his equipment only, including any deductible. Logistics shall provide cargo and liability insurance only, and shall not be responsible for any deductible generated because of the operator’s acts. The equipment lessor will be solely responsible for damage to cargo occurring during a shipment not covered by cargo insurance, including the deductible or negligent acts. Stapleton will be responsible for normal maintenance on his trailers.

III. Term of Contract

     The term of this agreement shall be for five (5) years, commencing as of the date first written above, and shall be automatically renewed from year to year thereafter until such time as the agreement is terminated wholly or in part by either Stapleton or Logistics upon thirty (30) days prior written notice at any time to the other party.

IV. Default

     In the event that either party shall fail to perform any covenant or condition required under this agreement to be performed by that party, and such default in performance shall have continued for a period of (14) consecutive days after notice thereof given by the non-defaulting party, then the non-defaulting party may declare the other party in default. Upon declaration of default, the non-defaulting party may elect to treat this agreement as immediately terminated.

V. Modifications and Effectiveness

     It is agreed that there are no oral representations, agreements or understandings affecting this agreement and that any future representations, agreements, understandings or waivers to be binding upon the parties hereto, must be reduced to writing by way of either addendum to or revisions thereof to the original agreement.

     Either party’s failure strictly to enforce any provision of this agreement shall not be construed as a waiver thereof excusing the other party from performance.

     IN WITNESS WHEREOF, Logistics and Stapleton do hereby sign this agreement on the above date first written which shall be the effective date.

JOSEPH STAPLETON:		XRG LOGISTICS, INC.

/s/	JOSPEH STAPLETON	By:	/s/ RICHARD FRANCIS

		Its:	President

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